EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Net Income of $101.1 Million For First Quarter of 2008

Net Income Climbs 60% Year-Over-Year

WEST CHESTER, OH, April 22, 2008 – AK Steel (NYSE: AKS) today reported net income of $101.1 million, or $0.90 per diluted share of common stock, for the first quarter of 2008, an increase of 60% compared to net income of $62.7 million, or $0.56 per diluted share for the first quarter of 2007, which included a $15.1 million pre-tax, non-cash pension curtailment charge.
Net sales in the first quarter of 2008 were $1,791.4 million on shipments of 1,578,400 tons, compared to net sales of $1,719.9 million on shipments of 1,596,200 tons for the year-ago first quarter.  The company said its average selling price for the first quarter of 2008 was a record $1,135 per ton, a 5% increase over both the $1,078 per ton in the first quarter of 2007 and the $1,079 per-ton level reached in the fourth quarter of 2007.  The increase in selling prices resulted from higher spot and contract steel prices, coupled with increased raw material surcharges.
Operating profit for the first quarter of 2008 was $169.7 million, or $108 per ton, an increase of about 40% compared to the operating profit of $120.0 million, or $75 per ton,  in the first quarter of 2007, which included the previously noted pension curtailment charge.
            “AK Steel is off to an excellent start in 2008 as we forge ahead on our plan to create more value for our shareholders,” said James L. Wainscott, chairman, president and CEO.   “We executed well during the first quarter, and our employees were again recognized for their excellence in safety, quality and productivity.”
Second-Quarter 2008 Outlook
AK Steel said it expects shipments in the second quarter of 2008 to be approximately 1,700,000 tons, an increase over the first-quarter level of approximately 8%.  The company anticipates that its second-quarter 2008 average selling prices will be approximately $100 per ton higher compared to the first quarter of 2008.  The company also expects planned maintenance costs to be approximately $40 million higher in the second quarter compared to the first quarter, primarily the result of a nearly three-week planned blast furnace maintenance outage at its Middletown Works, which is underway.   The company said it expects to generate record operating profit in the second quarter of 2008 of approximately $125 per ton.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
      AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended
	March 31,
	2008	2007
Shipments (000 tons)	1,578.4	1,596.2
Selling price per ton	$1,135	$1,078

Net sales	$1,791.4	$1,719.9

Cost of products sold	1,513.2	1,480.9
Selling and administrative expenses	56.5	54.1
Depreciation	52.0	49.8
Pension curtailment charge	-	15.1
Total operating costs	1,621.7	1,599.9

Operating profit	169.7	120.0

Interest expense	11.7	24.6
Other income	5.5	4.1

Income before income taxes	163.5	99.5

Income tax provision	62.4	36.8

Net income	$101.1	$62.7

Basic earnings per share:
Net income	$0.91	$0.57

Diluted earnings per share:
Net income	$0.90	$0.56

Weighted average shares outstanding:
Basic	111.4	110.4
Diluted	112.4	111.3

Dividends declared and paid per share:	$0.05	$-

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$272.3	$713.6
Accounts receivable, net	755.8	675.0
Inventories, net	781.7	646.8
Other current assets	401.4	391.4
Total Current Assets	2,211.2	2,426.8

Property, plant and equipment	5,159.8	5,131.1
Accumulated depreciation	(3,117.1)	(3,065.2)
Property, plant and equipment, net	2,042.7	2,065.9
Other	509.8	704.7

Total Assets	$4,763.7	$5,197.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$756.1	$588.2
Other accruals	204.4	214.0
Current portion of long term debt	12.8	12.7
Pension & other postretirement benefit obligations	159.7	158.0
Total Current Liabilities	1,133.0	972.9

Long-term debt	652.5	652.7
Pension & other postretirement benefit obligations	1,647.4	2,537.2
Other liabilities	176.6	159.9

Total Liabilities	3,609.5	4,322.7

Shareholders' Equity
Common stock - 2008; authorized 200,000,000 shares of $0.01 par value each; 121,045,036 shares issued; 111,990,458 shares outstanding	1.2	1.2
Additional paid-in capital	1,880.5	1,867.6
Treasury stock - 2008; 9,054,578 shares at cost	(135.9)	(126.8)
Accumulated deficit	(827.0)	(915.1)
Accumulated other comprehensive income	235.4	47.8
Total Shareholders' Equity	1,154.2	874.7

Total Liabilities and Shareholders' Equity	$4,763.7	$5,197.4

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2008	2007

Cash Flow From Operating Activities:
Net income	$101.1	$62.7
Depreciation	52.0	49.8
Amortization	2.9	6.9
Deferred taxes	48.0	19.0
Contributions to the pension trust	(75.0)	(75.0)
Contribution to Middletown retirees VEBA	(468.0)	-
Pension and other postretirement payments greater than benefits expense	(28.1)	(18.3)
Pension curtailment charge	-	15.1
Working capital	(36.6)	(70.8)
Other	3.5	6.0
Net Cash Flow From Operating Activities	(400.2)	(4.6)

Cash Flow From Investing Activities:
Capital investments	(36.6)	(15.4)
Investments - net	-	12.6
Proceeds from draw on restricted funds for emission control expenditures	-	0.3
Other	0.1	0.6
Net Cash Flow From Investing Activities	(36.5)	(1.9)

Cash Flow From Financing Activities:
Principal payments on long-term debt	(0.1)	(225.0)
Fees related to new credit facility	-	(2.6)
Proceeds from exercise of stock options	2.3	3.5
Purchase of treasury stock	(9.1)	(1.4)
Excess tax benefits from stock-based compensation	7.3	2.9
Common Stock Dividends	(5.6)	-
Other	0.6	(0.2)
Net Cash Flow From Financing Activities	(4.6)	(222.8)

Net Decrease in Cash	(441.3)	(229.3)

Cash and Cash Equivalents, Beginning	713.6	519.4

Cash and Cash Equivalents, Ending	$272.3	$290.1

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended
	March 31,
	2008	2007
Tons Shipped by Product (000's)
Stainless/Electrical	237.1	276.0
Coated	706.3	667.5
Cold Rolled	307.0	309.3
Tubular	33.4	39.9
Subtotal value-added shipments	1,283.8	1,292.7

Hot Rolled	237.7	235.0
Secondary	56.9	68.5
Subtotal non value-added shipments	294.6	303.5

Total Shipments	1,578.4	1,596.2

Shipments by Product (%)
Stainless/Electrical	15.0%	17.3%
Coated	44.7%	41.8%
Cold Rolled	19.5%	19.4%
Tubular	2.1%	2.5%
Subtotal value-added shipments	81.3%	81.0%

Hot Rolled	15.1%	14.7%
Secondary	3.6%	4.3%
Subtotal non value-added shipments	18.7%	19.0%

Total Shipments	100.0%	100.0%

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